Exhibit 23(b)

                          INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of New Century Energies, Inc. on Form S-3 of our report dated October 10, 1996, appearing in the Annual Report on Form 10-K of Southwestern Public Service Company for the year ended August 31, 1996 and our reports dated February 28, 1997, appearing in the Transition Report on Form 10-K of Southwestern Public Service Company for the four months ended December 31, 1996 and appearing in the Current Report on Form 8-K of New Century Energies, Inc. dated August 1, 1997 and to the reference to us as experts.





/s/ Deloitte & Touche LLP

Dallas, Texas
November 17, 1997